Exhibit 16.1

[Letterhead of LNP Audit and Assurance International Pty Ltd]

November 14, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated November 14, 2022, of Mawson Infrastructure Group Inc. (the “Company”) and agree with the statements relating only to LNP Audit and Assurance International Pty Ltd contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ LNP Audit and Assurance International Pty Ltd